Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of SL Green Realty Corp. for the registration of its common stock, preferred stock, depositary shares, warrants, debt securities and guarantees of debt securities and SL Green Operating Partnership, L.P.’s debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated February 26, 2021, with respect to the consolidated financial statements and schedules of SL Green Realty Corp. and SL Green Operating Partnership, L.P.,  and the effectiveness of internal control over financial reporting of SL Green Realty Corp. and SL Green Operating Partnership, L.P., included in SL Green Realty Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

New York, New York	/s/ Ernst & Young LLP
December 17, 2021